EXHIBIT 99.1

CONTACT:	Bob Leahy	Anne Marie Clark
	VP Finance & Operations	Director Corporate Relations
	Brooktrout, Inc.	Brooktrout, Inc.
	(781) 433-9426	(781) 433-9552

Brooktrout Announces
Second Quarter 2004 Results

NEEDHAM, Mass., July 21, 2004 – Brooktrout, Inc. (NASDAQ: BRKT), a leading provider of innovative hardware and software platforms that enable applications for the New Network™, today reported that revenue for the second quarter of 2004 was $19,193,000 compared to $17,390,000 for the second quarter of 2003, an increase of approximately 10%.  The second quarter revenues were within the previously provided guidance.  The company’s net loss for the second quarter of 2004 was $2,927,000, or $(0.22) per diluted share, compared to a net loss of $702,000, or $(0.06) per diluted share, for the same period in 2003.  The net loss for the second quarter of 2004 included a charge for in-process research and development of $2,490,000, or $(0.19) per diluted share, associated with the company’s acquisition of SnowShore Networks, Inc. on April 5, 2004.

Revenue for the six months ended June 30, 2004 was $37,886,000 compared to $32,924,000 for the same period in 2003.  The company’s net loss for the six months ended June 30, 2004 was $2,745,000, or $(0.21) per diluted share, compared to a net loss of $2,365,000, or $(0.19) per diluted share, for the same period of 2003.  The net loss for the six months ended June 30, 2004 included a charge for in-process research and development of $2,490,000 as mentioned above.

“Second quarter results indicate to us that the environment is continuing to improve,” said Eric Giler, president of Brooktrout.  “Our integration of SnowShore Networks is complete and is already demonstrating that it is a fit for Brooktrout.  We are seeing worldwide interest from potential customers to provide VoIP migration and hybrid solutions benefiting next generation network OEMs, application developers and innovative carriers.  To date we have installments of our media server and media firewall products at roughly a dozen service provider sites in North America, Europe and Asia, and our pipeline of sales inquiries, lab and field trials is excellent.”

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Business Outlook

Giler continued with the following outlook for the third quarter of 2004, “Historically, our first and third quarters are seasonally slower than our second and fourth quarters.  In particular, during the third quarter we often experience summer slowness.  We believe that this historical seasonality will be the case this year as well.  We believe that third quarter revenue will be approximately $18.5 million to $19.7 million.  Given our revenue guidance range, we would anticipate gross margins to be similar to recent quarters.  However, gross margins can fluctuate as a result of shifts in product mix, changes in product sales volume and pricing, as well as variability in component costs.  We anticipate that total operating expenses for the third quarter will be between $13.3 million and $13.6 million.  We would expect to breakeven or have a small loss of under $500,000 for the third quarter of 2004.”

Conference Call Details

As previously announced, Brooktrout’s management will host a conference call at 5:00 p.m. ET today, July 21, 2004, to discuss these quarterly results, along with business highlights and outlook.  The conference call will be simultaneously broadcast live over the Internet.  Anyone interested in listening to this teleconference can do so by logging onto the Brooktrout, Inc. website at http://www.brooktrout.com/investor.

For those who cannot access the live broadcast, a replay will be available on the overview page of the web site for five business days following the presentation and will be archived in the Multimedia section thereafter.  Following the live broadcast, a telephone replay will also be available at 1-973-341-3080, passcode #4956198 until midnight ET on Thursday, July 22, 2004.

Note to Investors

Statements in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements with respect to interest from potential customers for VoIP migration and hybrid solutions; and statements regarding our revenue, gross margin, operating expenses, and net income or net loss guidance for the third quarter of 2004.  Readers should not place undue reliance on forward looking statements because they

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involve known and unknown risks and uncertainties, which may cause our actual results, performance, and achievements to differ materially from what are expressed or implied by such forward-looking statements.  In particular, there is a risk that interest from potential customers for VoIP migration and hybrid solutions will not result in sales of our products when projected or at all.  Other risks and uncertainties include, among other things, the current telecommunications market slow down and its impact on our customers’ business and financial strength, the uncertainties relating to global events, the ability to keep pace with the evolution of the telecommunications hardware and software market, the impact of competition, and the impact of changes to regulations affecting the telecommunications and Internet industries. Additional information concerning these and other risk factors is contained in the “Factors That May Affect Future Results” section of Brooktrout, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission on May 7, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

About Brooktrout

Brooktrout, Inc., headquartered in Needham, MA, delivers communications hardware and software products that enable applications for the New Network – a Network born through the marriage of the telephone and data networks.  Brooktrout, Inc.’s mission is to collaborate with its partners so they can bring innovative solutions to market quickly, increase business and expand into new markets.  Brooktrout believes that a solid focus on customers, significant first-to-market products and key acquisitions are making it a partner of choice for today’s hottest communications service and enterprise application providers. Brooktrout is traded publicly on NASDAQ under the symbol BRKT.  For more information, visit http://www.brooktrout.com/investor.

Brooktrout and the New Network are trademarks or registered trademarks of Brooktrout, Inc.

All other trademarks are the property of their respective owners.

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BROOKTROUT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenue	$19,193	$17,390	$37,886	$32,924

Costs and expenses:
Cost of product sold	6,306	6,270	12,274	12,600
Research and development	4,847	4,827	9,332	9,413
In-process research and development	2,490	—	2,490	—
Selling, general and administrative	8,711	7,565	16,829	14,834
Total costs and expenses	22,354	18,662	40,925	36,847

Operating loss	(3,161)	(1,272)	(3,039)	(3,923)

Other income, net:
Interest income, net and other	117	245	299	445
Total other income, net	117	245	299	445

Loss before income taxes	(3,044)	(1,027)	(2,740)	(3,478)

Income tax (benefit) provision	(117)	(325)	5	(1,113)

Net loss	$(2,927)	$(702)	$(2,745)	$(2,365)

Net loss per common share:
Basic and diluted	$(0.22)	$(0.06)	$(0.21)	$(0.19)

Weighted average shares outstanding:
Basic and diluted	13,020	12,286	12,937	12,284

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BROOKTROUT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents, and marketable debt securities	$50,308	$55,950
Accounts receivable (less allowance for doubtful accounts and sales returns of $847 in 2004 and $843 in 2003)	9,196	10,232
Inventory	4,423	4,465
Deferred taxes and other current assets	6,723	6,617
Total current assets	70,650	77,264

Equipment and furniture, less accumulated depreciation and amortization	2,424	2,245
Intangible assets, less accumulated amortization	6,200	5,909
Deferred taxes and other non current assets	16,401	11,161

Total assets	$95,675	$96,579

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current and long term liabilities	$14,762	$14,925

Stockholders’ equity	80,913	81,654

Total liabilities and stockholders’ equity	$95,675	$96,579

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